Exhibit n(1)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-223350) on Form N-2 of Fidus Investment Corporation and Subsidiaries (collectively, the Company) of our reports dated February 28, 2019, relating to the consolidated financial statements, the senior securities table and the effectiveness of internal control over financial reporting of the Company, appearing in the Registration Statement.

We also consent to the reference to our firm under the headings “Independent Registered Public Accounting Firm”, “Senior Securities”, and “Selected Consolidated Financial Data” in such Registration Statement.

/s/ RSM US LLP

Chicago, Illinois

February 28, 2019